Energy Focus, Inc. and Communal International, Inc. enter into a five year cooperation agreement to develop the Asian market for Energy Focus’ LED products

SOLON, Ohio, March 8, 2012 — Energy Focus, Inc. (OTC BB: EFOI.OB) today announced that it has entered into a five year cooperation agreement with Communal International, Inc., a corporation with headquarters in Taiwan, to develop the Asian market as well as a high quality low cost component supply chain for EFOI products.

According to the agreement, Communal International will introduce Energy Focus to new potential customers and suppliers; assist in reducing the costs of manufacturing EFOI’s goods and products; improve the quality of raw materials, components and sub-assemblies; assist in the development of an Asian distribution and supply chain.  In return, Communal International will act as Energy Focus’ exclusive agent for sales, marketing and distribution of its products in the Asian market.

Simon Cheng, Managing Director of Communal International, commented “We believe that Energy Focus’ breakthrough IntelliTube™ LED fluorescent lamp replacement technology along with their other LED products have tremendous potential to penetrate Asian markets, especially, for example, in Japan where saving energy is now a national directive.  We look forward to helping Energy Focus create the supply, distribution, marketing and sales networks to open these markets to their products.”

Joe Kaveski, Energy Focus CEO said: “We are delighted to announce our agreement with Communal International, Inc.  We were very impressed with Communal’s capabilities during our recent visit to China and Taiwan.  We believe that they are right partner to help Energy Focus open the huge Asian energy efficient lighting market to Energy Focus products.”

About Communal International, Inc.

Communal was founded in 2011 by a group of successful entrepreneurs and professionals with accumulated 100+ years of world-class corporate and investment management experience to assist clean energy companies gain access to the vast and burgeoning Asian markets. The aggregate annual sales generated by the companies overseen by Communal’s senior partners exceeded $1 billion in 2011 from a wide range of sectors, including manufacturing, technology, retail, leisure and financial, throughout Asia. In August 2011, for example, Communal became a multi-continent exclusive marketing and business development partner for a NYSE-traded agricultural technology company to distribute breakthrough agricultural products in 19 countries across the Asia-Pacific region.

 About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 75 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting.  Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell.  Customers include supermarket chains, the U.S. Government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom.  For more information, see our web site at www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q.  These forward-looking statements speak only as of the date hereof.  Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.